Exhibit 99.4

                            News

For Immediate Release

CNO Financial Group Acquires DirectPath
Acquisition enhances Worksite Division growth outlook;
Adds key solutions for both employers and employees

CARMEL, Ind. – February 9, 2021 – CNO Financial Group (NYSE: CNO) announced today that it has acquired DirectPath, LLC (“DirectPath”), a leading national provider of year-round, technology-driven employee benefits management services to employers and employees. It provides personalized benefits education, advocacy and transparency, and communications compliance services that help employers reduce healthcare costs and assist employees with making informed benefits decisions.

DirectPath’s education services engage and enroll employees in worksite benefits plans through face-to-face, virtual and telephonic enrollment. The company’s advocacy and transparency services help employees select cost-effective medical providers and resolve claims issues, while enabling employers to reduce administrative and healthcare costs. Its communications compliance services manage governance and regulatory communications for corporate benefits plans.

“DirectPath brings to CNO best-in-class benefits management services and enhanced enrollment capabilities that are in high demand by employers and employees,” said Gary C. Bhojwani, chief executive officer. “With this acquisition, we are extending our worksite business to significantly broaden our solutions portfolio, technology capabilities and distribution reach for the post-COVID workplace environment.”

“CNO now delivers a unique combination of voluntary insurance products, benefits administration technology and benefits management services, firmly establishing CNO as a full-service provider of worksite solutions,” added Bhojwani. “We are very pleased to welcome DirectPath’s current customers and partners to CNO’s comprehensive offerings.”

“We are excited to join CNO and be part of a larger organization that shares our dedication to guiding employees to make better healthcare decisions,” said Michael Byers, chairman and chief executive officer of DirectPath. “Together with CNO, we will go to market with an integrated solution to help businesses drive improved employee acquisition and retention, increase benefits engagement, and deliver cost savings for employers and employees.”

Michael Byers will join the company's Executive Leadership Group as co-president of the Worksite Division with Mike Heard. Heard and Byers will each report directly to Bhojwani. Both appointments are effective immediately.

DirectPath operates direct nationwide and through approximately 7,000 benefits broker partners. Its organizational capacity effectively serves 400 employers and represents a covered employee base of more than 2.5 million people. DirectPath’s clients range in size from small- and medium-sized businesses to Fortune 100 companies.

The purchase price was approximately $50 million with an additional earn‐out if certain financial targets are achieved. CNO funded the transaction from holding company cash and expects the transaction to be accretive to operating earnings per share beginning in 2022.

RBC Capital Markets served as financial advisor to CNO Financial Group and Waller Helms Advisors served as financial advisor to DirectPath.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and more than $35 billion in total assets. Our 3,400 associates, 5,000 exclusive agents and 4,000 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

About DirectPath
DirectPath guides employees to make better health care decisions with individualized education for selecting the right benefit plan, expert assistance in making informed care choices and rewards for sensible financial decisions. Its customers experience significant ROI on their benefits investments through increased employee participation, management of the evolving regulatory environment and reduced cost through healthcare cost transparency. For more information, visit the DirectPath website and follow the company on Twitter.

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For further information:
CNO News Media Valerie Dolenga
Valerie.Dolenga@CNOinc.com

CNO Investor Relations Jennifer Childe
Jennifer.Childe@CNOinc.com